CONFIDENTIAL	EXHIBIT 10.18

Executive Transition and Severance Benefits Agreement

This Executive Transition and Severance Benefits Agreement (this “Agreement”), entered into between Julie Hambleton, M.D., (“Executive”) and Five Prime Therapeutics, Inc. (the “Company”), sets forth the terms for Executive’s termination of employment with the Company, in accordance with that certain Executive Severance Benefits Agreement between Executive and the Company dated December 3, 2012 (“Benefits Agreement”) and as otherwise provided in this Agreement.  Capitalized terms used in this Agreement, not otherwise defined herein, are as defined in the Benefits Agreement.

The Company and Executive hereby agree as follows:

article 1

Termination Date; Termination Without Cause

The Company and Executive agree that Executive’s employment will terminate on February 15, 2016, unless either Executive or the Company terminates Executive’s employment sooner.  For purposes of this Agreement, the “Termination Date” shall be the actual date of termination of employment.  The Company has characterized Executive’s termination of employment as a Covered Termination.  The Company hereby acknowledges that Executive’s termination of employment is an Involuntary Termination Without Cause.   Executive hereby acknowledges that Executive’s termination of employment is not a Change in Control Termination.

article 2

Resignation as Officer

As part of this Agreement Executive has offered Executive’s resignation as an officer of the Company, effective as of February 15, 2016, or the Termination Date if earlier, pursuant to the letter of resignation dated January 18, 2016 that Executive has submitted to the Company (a copy of which is set forth in Exhibit A).  The Company hereby accepts Executive’s resignation as Executive Vice President and Chief Medical Officer, effective as of February 15, 2016, or the Termination Date if earlier.

article 3

Transition Period

During the period between the date of this Agreement and the Termination Date (the “Transition Period”), Executive will continue to be available to provide full-time services to the Company, reporting to Lewis T. Williams, President and Chief Executive Officer, who may assign special projects to Executive.  The parties acknowledge that Executive’s operational duties and responsibilities shall cease on January 18, 2016.  Executive agrees to assist with transition matters and to perform any related services upon Company request.  While providing services during the Transition Period, Executive will continue to

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abide by Company policies and procedures, maintain satisfactory performance, and comply with Executive’s agreements with the Company, including this Agreement.

article 4

Compensation

4.1Base Salary.  During the Transition Period, Executive will continue to be paid Executive’s regular annual base salary in the amount of $425,000, subject to payroll withholding and deduction, paid according to the Company’s regular payroll procedures.

4.2Bonus Compensation.  Pursuant to the requirement that Executive remain employed through the applicable bonus payment date in order to be eligible to earn any annual cash incentive bonus compensation under the Company’s annual cash incentive bonus program, Executive shall not be eligible for or earn any annual cash incentive bonus compensation for services in 2015.  As a result of Executive’s termination of employment before the 2015 Bonus Payment Date, and before the 2016 Bonus Payment Date (each as defined in that certain Retention Award Agreement between Executive and the Company dated April 30, 2015 (the “Retention Award Agreement”)), Executive shall not be eligible for, and shall not earn either of the fifty percent (50%) retention payments described in the Retention Award Agreement.

article 5

Equity Compensation

5.1Stock Options. The Company granted Executive options to purchase 263,209 shares of the Company’s common stock (“Options”), pursuant to the Five Prime Therapeutics, Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”) and the Five Prime Therapeutics, Inc. 2010 Equity Incentive Plan (together with the 2013 Plan, the “Plans”).  Under the terms of the Plans and Executive’s Options grants, (i) the Options shall continue to vest during the Transition Period, (ii) vesting of the Options will cease as of the Termination Date and (iii) Executive shall have a period of ninety (90) days after the Termination Date (the “Post-termination Exercise Period”) during which to exercise any or all of the vested portion of such Options.  After the Termination Date, Executive will continue to comply with the Company’s Trading Compliance Policy, including with respect to any trading blackouts that may apply to Executive.  If Executive is subject to a trading blackout under the Trading Compliance Policy during the Post-termination Exercise Period, then the Post-termination Exercise Period will be tolled by the number of days during such Post-termination Exercise Period that Executive is subject to such blackout (e.g., if Executive is subject to a 10-day blackout during the Post-termination Exercise Period, then the Post-termination Exercise Period would end 100 days after the Termination Date).  On and after January 18, 2016, the Company and Executive will each use reasonable efforts to mitigate the likelihood that Executive learns of confidential information of the Company that would be material non-public information of the Company.  The Company agrees that effective January 18, 2016, the date on which Executive’s operational duties and responsibilities cease, the Company will no longer deem Executive to be an “officer” (as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and the related rules and regulations) of the Company.

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5.2Restricted Stock Awards.  Executive has received Restricted Stock Awards for a total of 82,980 shares of the Company’s common stock (“RSAs”), subject to vesting as provided in the RSAs grant agreements and as governed by the 2013 Plan.

article 6

Employment at Will

Nothing in this Agreement alters Executive’s employment at-will status during the Transition Period.  Either Executive or the Company may terminate Executive’s employment at any time during the Transition Period, with or without Cause, upon notice to the other.  If Executive secures alternative employment or an engagement as an independent contractor during the Transition Period, Executive shall notify the Company, and the Termination Date will be accelerated to the date immediately prior to the date Executive commences performing services as an employee or independent contractor for another business entity.  The Company may terminate Executive’s employment during the Transition Period at any time for Cause, upon notice to Executive, and Executive will not be eligible for the Covered Termination severance benefits or the Discretionary Severance Benefits described below.  If the Company terminates Executive’s employment during the Transition Period at any time without Cause, Executive will remain eligible for the Covered Termination Severance benefits and the Discretionary Severance Benefits described below.

article 7

Release of Claims

As part of this Agreement, Executive must execute a general waiver and release in the form attached hereto and incorporated herein as Exhibit B (the “Release”), no later than twenty-one (21) days after Executive’s receipt of this Agreement, and allow the waiver and release to become fully effective.

article 8

Accrued Salary and Vacation

On the Termination Date, the Company will pay Executive all accrued salary earned through the Termination Date, and all accrued and unused vacation, subject to standard payroll deductions and withholdings.

article 9

Other Compensation or Benefits

Executive acknowledges that, except as expressly provided in this Agreement, Executive will not receive any additional compensation or benefits on or after the Termination Date.

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article 10

Expense Reimbursements

Executive agrees that, on or before the Termination Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Termination Date, if any, for which Executive seeks reimbursement.  The Company will reimburse Executive for these expenses pursuant to its regular business practice.

article 11

Return of Company Property

By the Termination Date, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that Executive has in Executive’s possession or control.  The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  Executive agrees to make a diligent search to locate any such documents, property and information.  If Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date, Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those personal systems.  Executive agrees to provide the Company access to Executive’s personal system as reasonably requested to verify that the necessary copying and/or deletion is done. In the event that Company obtains access to Executive’s personal system as provided above, Company agrees that it will not copy and/or delete from Executive’s personal system any information that is not Company property.

article 12

Proprietary Information Obligations

Executive hereby acknowledges Executive’s continuing obligations both during and after the termination of Executive’s employment with respect to Company’s proprietary or confidential information under Executive’s Confidential Information and Innovation Assignment Agreement (for Employees).  A copy of Executive’s Confidential Information and Innovation Assignment Agreement (for Employees) is attached hereto as Exhibit C. Nothing in this Agreement shall be deemed or interpreted to amend or otherwise alter Executive’s obligations as set forth in Exhibit C.

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article 13

Confidentiality

The provisions of this Agreement will be held in strictest confidence by Executive and the Company and will not be publicized or disclosed in any manner whatsoever except to the extent publicly disclosed by the Company as such public disclosure the Company’s counsel determines is required to comply with the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.   The foregoing notwithstanding, the Company and Executive agree that, at any time: (a) Executive may disclose this Agreement in confidence to Executive’s immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, insurers, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, Executive agrees not to disclose the terms of this Agreement to any current or former Company employee at any time before any authorized public disclosure is made by the Company.

article 14

Mutual Nondisparagement

Executive agrees not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees not to disparage Executive, through its officers and directors, in any manner likely to be harmful to Executive or Executive’s business, business reputation, business opportunity or personal reputation; provided that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company further agrees to take all reasonable measures to ensure that its officers and directors do not disparage Executive in any manner likely to be harmful to Executive or Executive’s business, business reputation, business opportunity or personal reputation.

article 15

Covered Termination Severance Benefits

15.1Severance Benefits.  Provided that Executive timely signs the general waiver and release attached hereto and incorporated herein as Exhibit D (“Termination Date Release”), and permits the Termination Date Release to become fully effective, without revocation, Executive shall receive on or after the Termination Date Release Effective Date (as defined in Exhibit D) the following Covered Termination severance benefits during the Covered Termination Severance Period as defined in the Benefits Agreement. Executive acknowledges and agrees that the Covered Termination severance

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benefits set forth below are in satisfaction of and not in addition to the benefits set forth in Article 3 of the Benefits Agreement.

15.2Salary Continuance.  Executive shall receive, as severance, an amount equal to Executive’s Base Salary and Pro-Rata Bonus for nine (9) months during the Covered Termination Severance Period, payable following the Termination Date in accordance with the Company’s payroll schedule then in effect.  Except as set forth in Section 17.8, the payments provided for in this Section 15.2 shall commence with the first regularly scheduled payroll pay date following the Termination Date Release Effective Date.  The Company and the Executive agree that $35,417 shall be deemed the Base Salary amount, and $15,938 shall be deemed the Pro-Rata Bonus amount, for purposes of compliance with the Benefits Agreement, and shall be paid subject to customary payroll withholding and other deductions.

15.3Health Continuation Coverage.

(a)Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, the Company shall pay for the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such continued health, dental, or vision plan coverage following the date of the Covered Termination for up to nine (9) months during the Covered Termination Severance Period (but in no event after such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Executive and Executive’s dependents are no longer eligible for COBRA coverage).  Such coverage shall be counted as coverage pursuant to COBRA.  The Company shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental, or vision coverage from the Company) following the effective date of the Executive’s coverage by a health, dental, or vision insurance plan of a subsequent employer.  Executive shall be required to notify the Company immediately if Executive becomes covered by a health, dental, or vision insurance plan of a subsequent employer. If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the Covered Termination Severance Period, Executive will be responsible for the entire payment of such premiums required under COBRA for the duration of the COBRA period.

(b)For purposes of this Section 15.3, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

15.4Equity Awards.  As provided in the Benefits Agreement, the vesting and exercisability of all unvested shares subject to outstanding Options that are held by Executive on the Termination Date shall be accelerated by fifty percent (50%) (“Benefits Agreement Acceleration”).  Executive and the Company acknowledge and agree that the RSAs are not eligible for any vesting acceleration under the Benefits Agreement.

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article 16

Discretionary Severance Benefits

16.1Additional Discretionary Benefits. In addition to the Covered Termination severance benefits for which Executive is eligible under the Benefits Agreement, the Company has agreed to provide, in consideration of this Agreement, certain discretionary severance benefits not required under the Benefits Agreement.  Provided that Executive timely signs the Termination Date Release and permits the Termination Date Release to become fully effective, without revocation, Executive shall receive the following discretionary severance benefits (“Discretionary Severance Benefits”).

16.2Bonus Amounts. Section 4.2 notwithstanding, the Company agrees to pay Executive an amount equal to the target annual cash incentive bonus Executive could have earned under the Company’s annual cash incentive bonus program had Executive remained employed through the bonus payment date for services in 2015, calculated at one hundred percent (100%) target performance for both the Company’s and the Executive’s performance, subject to payroll withholding and deduction (“Annual Bonus Amount”).  The Company agrees to pay Executive an amount equal to the fifty percent (50%) retention payment Executive could have earned under the Retention Award Agreement had Executive remained employed through the 2015 Bonus Payment Date, subject to payroll withholding and deduction (“Retention Bonus Amount”). The Company and the Executive agree that $171,729 shall be deemed the Annual Bonus Amount, and $85,865 shall be deemed the Retention Bonus Amount.   Except as set forth in Section 17.8, the Annual Bonus Amount and the Retention Bonus Amount shall be paid on the first regularly scheduled payroll pay date at least five (5) business days after the Termination Date Release Effective Date.

16.3Discretionary Vesting Acceleration of Options.  Subject to the approval of the Board, or an authorized committee thereof, which approval the Company shall use all commercially reasonable efforts to obtain prior to execution of this Agreement, if the Termination Date is prior to February 15, 2016, the vesting and exercisability of that number of unvested shares subject to outstanding Options that would have vested had Executive remained employed during the period from the Termination Date through February 15, 2016, shall be accelerated (“Discretionary Options Vesting Acceleration”).  For the avoidance of doubt, the number of Options shares deemed “unvested” for purposes of the Benefits Agreement Acceleration shall be measured before application of the Discretionary Options Vesting Acceleration.

16.4Discretionary Vesting Acceleration of RSAs.  Subject to the approval of the Board, or an authorized committee thereof, which approval the Company shall use all commercially reasonable efforts to obtain prior to execution of this Agreement, the vesting of RSAs shall be partially accelerated such that 2,977 shares of Company common stock under Executive’s April 2015 RSA grant and 11,812 shares of Company common stock under Executive’s August 2015 RSA grant, shall be accelerated.

16.5Attorneys Fees and Expenses.  The Company agrees to reimburse Executive’s actual attorneys fees, and related costs and expenses, up to a maximum of six thousand dollars ($6,000), incurred in connection with Executive’s representation by counsel in the preparation and negotiation of this Agreement (“Legal Fees”). Executive agrees to submit a claim for reimbursement of Legal Fees,

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supported by counsel’s invoice, to the Company’s Senior Vice President, Human Resources, during the thirty (30)-day period beginning on the Termination Date Release Effective Date.  The Company acknowledges and agrees that counsel’s invoice for Executive’s Legal Fees may be redacted to exclude anything that may constitute attorney-client protected communications.

article 17

Limitations and Conditions on Benefits

17.1Duties and Rights Conditioned on Compliance.  The duties and obligations of the Company to Executive under this Agreement, and Executive’s rights to receive all severance benefits described in Articles 15 and 16, shall be in consideration for Executive’s compliance with the limitations and conditions on benefits as described in this Article 17, the execution of an effective Release and an effective Termination Date Release, and continued compliance with this Agreement and Exhibit C.

17.2Continuation of Service until Termination Date.  Executive shall continue to provide service to the Company in good faith until the Termination Date, unless such performance is otherwise excused in writing by the Company.

17.3Release Prior to Receipt of Benefits.  Prior to the provision or payment of any Covered Termination severance benefits under this Agreement Executive must execute the Termination Date Release, which must become effective in accordance with its terms, but in no event later than sixty (60) days following the Termination Date.  No amount shall be paid prior to the Termination Date Release Effective Date.  Instead, subject to Section 17.8, on the 60th day following the Termination Date, the Company will pay Executive the severance amount that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Termination Date Release, with the balance of the benefit being paid as originally scheduled.  Any equity vesting acceleration for which Executive is eligible under this Agreement shall take effect promptly following the Termination Date Release Effective Date.  If Executive revokes the Termination Date Release, no Covered Termination severance benefits or Discretionary Severance Benefits shall be provided or payable under this Agreement.

17.4Compliance with Agreements.  From and after the Effective Date, as defined in Exhibit B, Executive shall continue to abide by all of the terms and provisions of this Agreement including Exhibit C.

17.5Cooperation and Continued Compliance with Restrictive Covenants.

(a)From and after the Termination Date, Executive shall reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company).  Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and

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information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony.  Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures, and will make reasonable efforts to accommodate Executive’s scheduling needs.  To the extent that any taxable reimbursements of expenses are provided hereunder, they shall be made or provided in accordance with Section 409A of the Code, including, but not limited to, the following provisions: (i) the amount of any such expense reimbursement provided during Executive’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(b)Executive will not carry on any business or activity (whether directly or indirectly, as a partner, principal, agent, director, affiliate, employee or consultant) that would cause Executive to violate Executive’s continuing obligations to the Company.

(c)Executive acknowledges and agrees that Executive’s obligations under this Article 17 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement.  In the event of Executive’s material breach of this Agreement, including this Article 17, Executive shall no longer be eligible to receive any unpaid compensation or benefits under Articles 15 and 16, and shall forfeit, effective as of the date of any breach, any right, entitlement, claim or interest in or to any unpaid portion of any compensation or benefits under Articles 15 and 16.  In addition to any other remedies at law or equity that the Company may have, the Company shall have the right to withhold any unpaid portion of the Covered Termination severance benefits, including Base Salary and Pro-Rata Bonus and benefit premiums, and any Discretionary Severance Benefits, if any remain unpaid, upon the Company’s written notice to Executive of a good faith reasonable belief (including an explanation of the basis for the reasonable belief) that Executive has breached this Agreement, including this Article 17.

17.6Mitigation.  Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or otherwise providing services to another individual or entity.

17.7Indebtedness of Executive. If Executive is indebted to the Company on the Termination Date, the Company reserves the right to offset any payments of Base Salary, Pro-Rata Bonus, or Discretionary Severance Benefits under this Agreement by the amount of such indebtedness.

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17.8Application of Section 409A.  It is intended that each installment of the payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that the payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments provided under this agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the Agreement Payments shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after Executive’s separation from service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay Executive a lump sum amount equal to the sum of the Agreement Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been so delayed pursuant to this paragraph and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.

17.9Tax Withholding.  All payments under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.

article 18

General Provisions

18.1Notices.  Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records.  Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person, by authorized electronic deposit, or at the address as listed in the Company’s payroll records.

18.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent permitted by law in accordance with the intent of the parties to the extent possible.

18.3Waiver.  If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

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18.4Arbitration.  Executive and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company, shall be resolved to the fullest extent permitted by law, by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under the then-applicable JAMS rules for employment disputes. The JAMS Employment Arbitration Rules and Procedures are available for review on JAMS’ web site at http://www.jamsadr.com/rules-employment-arbitration/ , a copy of which will be provided to Executive upon request. The Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  The Company shall bear JAMS’ arbitration fees and administrative costs.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law.  Nothing in this Section 18.4 shall prevent either Executive or the Company from obtaining injunctive relief or another remedy in equity from a court having proper jurisdiction to prevent irreparable harm resulting from or relating to any breach of this Agreement.

18.5Complete Agreement; Relationship to Benefits Agreement.  This Agreement, including Exhibit A, Exhibit B, Exhibit C, and Exhibit D, and the Benefits Agreement, constitute the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements, and any other policy, plan, program or arrangement, with respect to payments and benefits to Executive in the event of employment termination.  It is entered into without reliance on any promise or representation other than those expressly contained herein.

18.6Amendment or Termination of Agreement; Continuation of Agreement.  This Agreement may be changed or terminated only upon the mutually signed written consent of the Company and Executive.

18.7Counterparts; Electronic Signatures.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.  Electronic signatures or pdf signatures shall be considered “original” signatures in execution of this Agreement.

18.8Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

18.9Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or

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otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

18.10Choice of Law.  To the extent not preempted by ERISA, all questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

18.11Construction of Agreement.  In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

18.12Circular 230 Disclaimer.  The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (21 C.F.R. Part 10).  Any tax advice contained in this Agreement is intended to be preliminary, for discussion purposes only, and not final.  Any such advice is not intended to be used for marketing, promoting or recommending any transaction or for the use of any person in connection with the preparation of any tax return.  Accordingly, this advice is not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on such person.

18.13Effective Date.  This Agreement shall take effect as of the Effective Date as defined in Exhibit B.

In Witness Whereof, the parties have executed this Agreement on the dates set forth below.

Five Prime Therapeutics, Inc.		Julie Hambleton, M.D.

By:	/s/ Lewis T. “Rusty” Williams, M.D., Ph.D.	By:	/s/ Julie Hambleton, M.D.
Lewis T. “Rusty” Williams, M.D., Ph.D.
Founder, President and Chief Executive Officer
Date:	1/19/16	Date:	1/19/16

Exhibit A: Letter of Resignation as Officer

Exhibit B: Release

Exhibit C: Confidential Information and Innovation Assignment Agreement (for Employees)

Exhibit D: Termination Date Release

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Exhibit A

RESIGNATION LETTER AS OFFICER

January 18, 2016

Brian G. Atwood

Chair, Board of Directors

Five Prime Therapeutics, Inc.

RE:Officer Resignation

Dear Mr. Chairman:

I hereby tender my resignation as Executive Vice President and Chief Medical Officer of Five Prime Therapeutics, Inc. effective as of the earlier of February 15, 2016 and my termination of employment.

/s/ Julie Hambleton, M.D.
Julie Hambleton, M.D.

A-1.

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Exhibit B

RELEASE

(To be signed concurrently with the Executive Transition and Severance Benefits Agreement)

Certain capitalized terms used in this Release are defined in the Executive Transition and Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my ongoing obligations under the Company’s Confidential Information and Innovation Assignment Agreement (for Employees), a copy of which is attached to the Agreement and incorporated therein.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law.

B-1.

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EXHIBIT 10.18

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA.  I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release by providing a written notice of revocation to the Company’s Chief Executive Officer; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release (provided that I do not revoke it) (the “Effective Date”).

I understand that I am not releasing any claim that cannot be waived under applicable state or federal law.  I am not releasing any rights that I have to be indemnified arising under any directors’ and officers’ liability insurance policy of the Company. Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  Nothing in this Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

I hereby represent that, as of the date I sign below, I have been paid all compensation owed and for all hours worked (except for the current pay period), I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

Julie Hambleton, M.D.
/s/ Julie Hambleton, M.D.
Date:	1/19/16

B-2.

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EXHIBIT 10.18

Exhibit C

Confidential Information and Innovation Assignment Agreement

(for Employees)

C-1.

126007877 v4

EXHIBIT 10.18

Exhibit D

TERMINATION DATE RELEASE

(To be signed on or after the Termination Date)

Certain capitalized terms used in this Termination Date Release are defined in the Executive Transition and Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Termination Date Release is a part.

I hereby confirm my ongoing obligations under the Company’s Confidential Information and Innovation Assignment Agreement (for Employees), a copy of which is attached to the Agreement and incorporated therein.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Termination Date Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Termination Date Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law.

D-1.

126007877 v4

EXHIBIT 10.18

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Termination Date Release; (B) I have the right to consult with an attorney prior to executing this Termination Date Release; (C) I have twenty-one (21) days to consider this Termination Date Release (although I may choose to voluntarily execute this Termination Date Release earlier); (D) I have seven (7) days following my execution of this Termination Date Release to revoke the Termination Date Release by providing a written notice of revocation to the Company’s Chief Executive Officer; (E) this Termination Date Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after I execute this Termination Date Release (provided that I do not revoke it) (the “Termination Date Release Effective Date”).

I understand that I am not releasing any claim that cannot be waived under applicable state or federal law.  I am not releasing any rights that I have to be indemnified arising under any directors’ and officers’ liability insurance policy of the Company. Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  Nothing in this Termination Date Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

Julie Hambleton, M.D.

Date

D-2.

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